Exhibit 99.11

INSTRUCTIONS FOR PARTICIPANTS IN PACIFIC CAPITAL BANCORP AMENDED AND

RESTATED INCENTIVE AND INVESTMENT AND SALARY SAVINGS PLAN

Amended and Restated Incentive and Investment and Salary Savings Plan

Important Information on the Rights Offering

The following questions and answers have been developed to provide the participants of the Pacific Capital Bancorp (the “Company”) Amended and Restated Incentive and Investment and Salary Savings Plan (the “401(k) Plan” or “Plan”) (which now includes the Pacific Capital Bancorp Employee Stock Ownership Plan, which was recently merged into the 401(k) Plan) with important information regarding a rights offering by the Company (the “Rights Offering”). Because the 401(k) Plan allows for investment in company stock of the Company (“Common Stock”), the Plan participants who hold such Common Stock through the 401(k) Plan are eligible to participate in the rights offering along with all other shareholders of the Company. A detailed description of the Rights Offering is provided in the accompanying “prospectus” dated [—] 2010 (the “Offering Prospectus”). The following questions and answers are focused specifically on the 401(k) Plan participants and the procedures for participation in the Rights Offering through the Plan. To obtain a complete understanding of the Rights Offering and the procedures to participate in the Rights Offering through the 401(k) Plan, we encourage you to read both the Offering Prospectus and the following questions and answers.

1. What is the Rights Offering?

As described in the Offering Prospectus, the Company is distributing, at no charge, to holders of Common Stock as of 4:01 p.m., New York City time, on August 30, 2010 (the “Record Date”) non-transferable subscription rights (“Subscription Rights”) to purchase up to an aggregate of 726,975,565 shares of Common Stock. The Subscription Rights will expire, if not exercised earlier, at [—] p.m., New York City time, on [—], 2010, unless the Company elects in its sole discretion to extend the period of the Rights Offering beyond this date or cancel the Rights Offering earlier.

2. Can I participate in the Rights Offering?

If, as of the Record Date, you held shares of Common Stock through the 401(k) Plan, you will be entitled to participate in the Rights Offering.

3. Will I also receive Subscription Rights for the shares of Common Stock that I own outside the 401(k) Plan?

Yes, you will also receive Subscription Rights for shares of Common Stock that you own outside the 401(k) Plan as of the Record Date. You will receive separate instructions for exercising the Subscription Rights issued with respect to the shares of Common Stock that you own outside the 401(k) Plan as of the Record Date. This document only describes the procedures for exercising the Subscription Rights issued on the shares of Common Stock that you hold through the 401(k) Plan as of the Record Date.

4. How many shares of Common Stock will I be able to purchase in the Rights Offering through the 401(k) Plan?

As described in the Offering Prospectus, for each share of Common Stock that you own as of the Record Date, including those you hold through the 401(k) Plan, you will receive, at no charge, 15.335 Subscription Rights. Please note that the Subscription Rights may only be exercised in whole numbers, with the total number of Subscription Rights issuable to you will be rounded down to the nearest whole number to avoid the issuance of fractional Subscription Rights. Each whole Subscription Right will entitle you to purchase one share of Common Stock at a subscription price equal to $0.20 per share. For example, if you held 1,000 shares of Common Stock as of 4:01 p.m., New York City time, on the Record Date, you would receive 15,335 Subscription Rights and would have the right to purchase 15,335 shares of Common Stock for $0.20 per share. However, if you held 500 shares of Common Stock as of 4:01 p.m., New York City time, on the Record Date, you would receive 7,667 Subscription Rights and would have the right to purchase 7,667 shares of Common Stock for $0.20 per share.

5. How can I exercise the Subscription Rights issued on the shares of Common Stock in the 401(k) Plan?

Along with this document, you will have received various solicitation materials, including the Offering Prospectus, from BNY Mellon Shareholder Services regarding the Rights Offering with respect to the shares of Common Stock you hold through the 401(k) Plan. (You receive a separate mailings of materials for the Subscription Rights issued on shares of Common Stock you own outside the Plan.) These Rights Offering materials will identify the number of Subscription Rights you may exercise in your 401(k) Plan account and will include exercise instructions and an exercise election form (the “Election Form”). To participate in the Rights Offering, you must indicate the number of Subscription Rights you wish to exercise on the Election Form and must exercise the Subscription Rights that were issued in respect of the shares of Common Stock that you hold through the 401(k) Plan using funds set aside in your 401(k) Plan account “liquidity fund,” as described below. The shares of Common Stock that you purchase through the Rights Offering will remain in your 401(k) Plan account and will be subject to the rules of the Plan. To exercise the Subscription Rights that were issued in respect of the shares of Common Stock that you hold through the 401(k) Plan, you must complete the following two actions by the close of business on the 4th business day prior to the expiration of the Rights Offering ([—], 2010):

1)	Affirm your intention to exercise the Subscription Rights that were issued in respect of the shares of Common Stock that you hold through the 401(k) Plan by completing and returning the Election Form to BNY Mellon Shareholder Services by [—], 2010.

2)	Generate enough cash by [—], 2010 in your 401(k) Plan account to exercise the number of Subscription Rights indicated in your Election Form. To accomplish this, you must liquidate your existing investment funds and/or Company Stock in your 401(k) Plan account in a “dollar-for-dollar” transfer to the Schwab Value Advantage Money Institutional Prime Shares fund (the “Liquidity Fund”). The ticker symbol for the Liquidity Fund is “SNAXX.” The exercise price for the Subscription Rights you elect to exercise must be paid out of the Liquidity Fund. Please do not send payment by cash or check directly to BNY Mellon Shareholder Services, Charles Schwab or any other party. You may liquidate your 401(k) Plan investments by contacting Schwab via the website or by phone.

6. How will I know if the purchasing transaction was successful?

BNY Mellon Shareholder Services will close the solicitation window and prepare the final results tabulation for Schwab. Schwab will compare the elections made on the Election Form with the cash generated and placed in each participant’s Liquidity Fund. Participants who elected to exercise and have enough cash in their Liquidity Fund will proceed to the exercise stage. For participants who elected to exercise but did not liquidate enough 401(k) Plan investments sufficient to generate enough cash to cover the exercise, Schwab will liquidate funds from the participants’ accounts on a pro-rata basis from all investments (including self-directed PCRA accounts and/or accounts within the Morton Capital Portfolio, if applicable, but not including Company Stock) to generate the cash needed to exercise the number of Subscription Rights indicated on the Election Form. Schwab will under no circumstances liquidate Company Stock to cover the participant elections. While Schwab will attempt to move the exact amount of dollars to the Liquidity Fund, they anticipate instances where rounding differences will occur. If enough cash cannot be generated in a participant’s 401(k) Plan account sufficient to cover the number of Subscription Rights elected to be exercised, Schwab will not honor the request and the Election Form will be voided. Participants may confirm that their Subscription Rights were exercised by logging on to the Schwab website and reviewing their 401(k) Plan accounts.

7. How long do I have to exercise the Subscription Rights?

You will be able to exercise your Subscription Rights during the period beginning on the date you receive your Election Form from BNY Mellon Shareholder Services and ending on the 4th business day prior to the expiration of the Rights Offering ([—], 2010).

8. What happens after the expiration of the Rights Offering?

On the expiration date, [—], 2010, the Subscription Rights issued in the Rights Offering will expire and you will not have further rights under them. However, Schwab will perform the stock exercises based on the prescribed formula (15.335 Subscription Rights for every share of Common Stock to be purchased at $0.20 per share). Trades will take place as normal stock transactions. Once the Subscription Rights have been exercised and the shares of Common Stock is placed in your 401(k) Plan accounts, you will be able to sell the shares of Common Stock acquired in the Rights Offering at any time. There is no vesting on the shares of Common Stock purchased in the Rights Offering.

Clean up residual balances: Participants who have left-over cash in the Liquidity Fund will have their dollars re-allocated to various investment funds based on the participant’s current investment election on file. If no elections are on file, the dollars will be allocated to an age appropriate default fund.

Close Liquidity Fund: Once the cash is cleared out of the Liquidity Fund, the Liquidity Fund will be closed.

9. Could the Rights Offering be cancelled prior to the expiration date?

Yes. If the per share trading price of Common Stock is not greater than $0.20 on the 4th business day prior to the expiration of the Rights Offering ([—], 2010), the Subscription Rights you elected to exercise through the 401(k) Plan will be canceled and you will not be able participate in the rights offering through the 401(k) Plan.

Important Contact Information

Charles Schwab Retirement Services

Telephone: 1-800-724-7526

https://www.schwab.com/workplace

PCB Human Resources

Terri Ipsen, Compensation & Benefits Supervisor

Telephone: 1-805-882-3822

terri.ipsen@sbbt.com

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